Exhibit 99.1

Behringer Harvard and CT Realty Investors
Expand Southern California Industrial Portfolio

Archibald Business Center Represents Second Co-Investment Project

DALLAS and ONTARIO, CALIF., Aug. 30, 2010 — Behringer Harvard and CT Realty Investors announced today their joint investment in Archibald Business Center, a high-quality corporate headquarters and industrial warehouse facility comprising 231,444 square feet. The Archibald Business Center is in Ontario, California, which is approximately 35 miles east of Los Angeles in the San Bernardino-Riverside MSA, a market also known as the Inland Empire.

Archibald Business Center is the second in a series of planned co-investments between Behringer Harvard and CT Realty Investors, a real estate investment company based in Aliso Viejo, California.  The two companies are jointly pursuing a strategy to acquire Class A industrial assets in the Inland Empire. Earlier this month, the partners also co-invested in the El Cajon Distribution Center, a 1.4-million-square-foot industrial facility a few miles away from Archibald Business Center.

“The West Inland Empire surrounding the city of Ontario continues to attract large distributors, warehouse operators and logistics firms seeking to consolidate their operations into large, state-of-the-art facilities,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “With its easily accessible location and a combination of office and industrial space, we believe that Archibald Business Center will be attractive to tenants seeking ‘best in class’ corporate space in this desirable market.  In addition, we acquired it at a significant discount to replacement cost.”

Situated on an 11-acre site at 2021 S. Archibald Avenue, Archibald Business Center is just north of State Highway 60 at the corner of Archibald Avenue and E. Cedar Street. The property includes 24,960 square feet of office space on two floors. The industrial space in the building features 14 dock-high positions, 28-foot minimum clear height and a walled-yard area of 2.5 acres. Surface parking also is available for 252 vehicles. The property is currently 100 percent leased by Skechers, a leading shoe company.

“We are excited to conclude another joint investment with Behringer Harvard in the Inland Empire, an area we view as an attractive location for high-quality industrial property investments,” said Mr. James “Watty” Watson, Chief Executive Officer of CT Realty Investors.  “This submarket has recently seen real net absorption and the available supply of industrial space of this caliber has contracted significantly.”

Archibald Business Center is immediately south of Ontario International Airport, which is the center of a developing freight movement system that also includes two railroads, four major freeways and a network of freight forwarders. The Inland Empire, which is an area the size of the state of Virginia consisting of San Bernardino and Riverside counties, has been the fastest-growing area in the state of California, according to the 2000 U.S. Census.

Behringer Harvard’s ownership interest in Archibald Business Center is held in the portfolio of Behringer Harvard Opportunity REIT II, Inc.; CT’s ownership interest is an asset in the portfolio of CT California Fund VI.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

About CT Realty Investors

Since 1994, CT Realty Investors has raised capital and acquired a broad base of real estate assets through 10 independent private equity funds it has sponsored and managed. During its history, CT Realty Investors has cycled $2.5 billion worth of product in more than 170 transactions.  The company focuses on the acquisition of well-located properties with the potential for income and value growth.  Targeted assets include industrial, suburban office, multifamily and self-storage properties located primarily in high-growth California markets. In addition to its focus on commercial real estate investing, the company also develops and operates self-storage facilities throughout the southland. CT/KDF Community Development Partners LLC, which is the company’s joint venture with KDF Communities, is an active sponsor placing New Markets Tax Credits via its allocation from the U.S. Treasury Department.  For more information, call 949.752.5115 or visit www.ctrinvestors.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners for Behringer Harvard katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

Donna Hahn Hahn Communications donna@hahnmarketing.com 949.458-3983	Carter Ewing CT Realty Investors cewing@ctrinvestors.com 949.330-5777